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EXHIBIT 99.1


                    NETGURU INC. RECEIVES NASDAQ NOTIFICATION
      Will Request Hearing to Present Plan to Remedy Listing Deficiencies

Yorba Linda, Calif.-September 15, 2006-netGuru, Inc. (Company) (Nasdaq: NGRU) received a staff determination notice from Nasdaq's Listing Qualifications Department indicating that the Company has not regained compliance with the $1.00 minimum closing bid price requirement for continued listing as set forth in Marketplace Rule 4310(c)(4) (the Rule) and that its securities are therefore subject to delisting from the Nasdaq Capital Market unless the Company successfully appeals the determination.

The Company will request a hearing before a Nasdaq Listing Qualifications Panel to appeal the determination and present its plan to remedy the bid price and any other applicable listing deficiencies, but there can be no assurance that the Panel will grant the Company's request for continued listing.

On March 14, 2006, the Company received notice that, in accordance with Marketplace Rule 4310(c)(8)(D), it would be provided 180 calendar days, or until September 11, 2006, to regain compliance. Since the bid price of the Company's common stock did not close at or above $1.00 per share for a minimum of ten consecutive trading days during that period, on September 12, 2006, the Company received the notice; since the Company does not currently meet Nasdaq's initial listing criteria as set forth in Marketplace Rule 4310(c), the Company is not eligible for an additional compliance period. However, pursuant to procedures set forth in the Nasdaq Marketplace Rule 4800 Series, the hearing request stays delisting of the Company's securities, and the Company's shares will remain listed on Nasdaq pending the hearing and subsequent written determination by the Hearing Panel.

The Company and BPO Management Services Inc. (BPOMS) were aware of the listing deficiencies when they entered the merger agreement announced on August 30, 2006. The merger, subject to approval by netGuru shareholders, would involve a reverse stock split and other anticipated reverse-merger transactions that are expected to remedy the deficiencies. It is anticipated that BPOMS will also appear at the same hearing to discuss its business plan and provide further information.

About netGuru, Inc.
netGuru is an engineering services company offering engineering business process outsourcing services for the architecture, engineering, and construction (A/E/C) industry; document/project collaboration software/solutions for A/E/C companies, enterprise software providers, software integrators, and other businesses engaged in document/project-centric operations; and technical services and support. netGuru offices are located in the United States, Europe, and India. For more information, please visit www.netguru.com.

Safe Harbor Statement under the Private Securities Litigation
Reform Act of 1995:
With the exception of historical or factual information, the matters discussed in this press release, including without limitation, the scheduled hearing, appeal of the determination, presentation of the Company's plan to remedy the deficiencies, BPOMS's business plan, determination of the Hearing Panel, and continued listing, are forward-looking statements that involve risks and uncertainties. Actual future results may differ. Factors that could cause or contribute to such differences in results include, but are not limited to, the business and remedial plans, whether the merger and reverse stock-split are approved and consummated, the Hearing Panel's evaluation of the Company's plans and determination, applicable Marketplace Rules, and other risks and factors detailed from time to time in the Company's public statements and its periodic reports and other filings with the U.S. Securities and Exchange Commission.

Bruce Nelson                                        Dan Matsui/Gene Heller
Chief Financial Officer                             Silverman Heller Associates
(714) 974-2500 x-5215                               (310) 208-2550

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